Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 3, 2020, relating to the balance sheet of Flying Eagle Acquisition Corp. as of January 24, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020 appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-236367 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 3, 2020